EXHIBIT 99.1

Press Release

SYNNEX Corporation Reports Fourth Quarter and Fiscal Year Results

FREMONT, CA — January 8, 2004 — SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced financial results for the fourth quarter and year-ended November 30, 2003.

For the quarter ended November 30, 2003, net revenues increased by 16.7% to $1.25 billion compared to $1.07 billion for the quarter ended November 30, 2002. Fourth quarter 2003 net income totaled $8.6 million, or $0.35 per diluted share, compared with net income of $7.7 million, or $0.31 per diluted share in the prior year fourth quarter.

For the year ended November 30, 2003, net revenues increased by 9.5% to $4.13 billion compared to $3.77 billion for the year ended November 30, 2002. Net income for 2003 totaled $30.0 million, or $1.22 per diluted share, compared with net income of $28.0 million, or $1.16 per diluted share for 2002.

On November 25, 2003, SYNNEX completed its Initial Public Offering (IPO) that resulted in aggregate proceeds of $78.3 million. After the underwriting discount and payment of offering expenses, the Company received $46.7 million and selling stockholders received $24.6 million. As the official close date of the IPO was December 1, 2003, fourth quarter and year-end figures in this press release do not reflect the effects of the offering.

“We are very pleased to complete our IPO and I would like to thank our new investors for their show of confidence in our company and our future,” said Robert Huang, President and Chief Executive Officer. “I would also like to thank our dedicated employees for their hard work and support over the past twenty-three years.”

Fourth Quarter Financial Highlights:

•	Distribution net revenues were $1.16 billion, an increase of 14.8% over the prior year quarter and 17.9% sequentially. Assembly net revenues were $93.5 million, an increase of 48.0% over the prior year quarter and 80.2% sequentially. Strong US distribution and increased assembly business contributed to the growth in revenues.

•	Gross margin was 4.46%, essentially flat versus the prior year quarter and down 0.08% sequentially. Higher volume of sales to larger customers and competitive pressures contributed to a decline in distribution gross margins.

•	Income from operations was $18.0 million, or 1.44% of revenue, versus $13.2 million, or 1.23% of revenue in the prior year quarter, and $14.6 million, or 1.41% of revenue in the prior sequential quarter.

•	Income from distribution operations was $14.1 million, or 1.21% of revenue, versus $12.7 million, or 1.26% of revenue in the prior year quarter, and $13.7 million, or 1.39% of revenue in the prior sequential quarter.

•	Income from assembly operations was $3.9 million, or 4.21% of revenue, versus $0.5 million, or 0.72% of revenue in the prior year quarter, and $1.0 million, or 1.84% of revenue in the prior sequential quarter.

•	Other expense, consisting primarily of financing fees, net foreign currency losses and offset by net miscellaneous income, increased by $3.0 million over the prior year quarter. Foreign currency losses of $4.3 million, primarily the result of purchases of forward foreign currency contracts not conducted within normal Company hedging policy, combined with a weakening US dollar, was the main contributor to the increased expense. A portion of the foreign currency loss was related to the first nine months of the year but the effect on net income for the period was $1.0 million, which was not considered material.

•	Fourth quarter depreciation, amortization and stock-based compensation expense was $0.9 million, $0.7 million and $0.8 million respectively.

As previously disclosed, 2003 fourth quarter results include a charge of $1.8 million, ($1.3 million net of tax) related to the departure of a former executive officer.

Outlook For The First Quarter of 2004 Ending February 29, 2004

The following statements are based on the Company’s current expectations for the first quarter of 2004. These statements are forward looking and actual results may differ materially.

•	Net revenues are expected to be in the range of $1.125 billion to $1.175 billion

•	Net income is expected to be in the range $8.8 million to $9.4 million

•	Diluted earnings per share are expected to be in the range of $0.30 to $0.32.

The calculation of diluted earnings per share for the first quarter of 2004 is based on an approximate weighted average diluted share count of 29.3 million.

“Our first quarter guidance reflects reasonably strong growth in our December results and we are cautiously optimistic that the recent improvement in technology spending will continue,” noted Huang.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 5:00 p.m. (EST). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 888-675-7686 in North America or 334-420-2612 outside North America. The confirmation code for the call is 3938380. A replay of the webcast will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until January 22, 2004.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the Company’s expectations for the first quarter of 2004, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers, market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates, risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed from time to time in our SEC filings. For a discussion of these and other risks and uncertainties, please see the Company’s filings with the Securities and Exchange Commission. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

SYNNEX Corporation

Consolidated Statements of Income

(in thousands, except for share and per share amounts)

	Quarter Ended November 30,		Year Ended November 30,
	2003	2002	2003	2002
Revenue	$1,252,947	$1,073,506	$4,126,240	$3,767,882
Cost of revenue	1,197,078	1,025,563	3,938,524	3,593,982

Gross profit	55,869	47,943	187,716	173,900
Selling, general and administrative expenses	37,882	34,780	129,850	123,418

Income from operations	17,987	13,163	57,866	50,482
Interest income (expense), net	(524)	(353)	(1,961)	(1,422)
Other income (expense), net	(3,870)	(860)	(8,771)	(4,207)

Income before income taxes and minority interest	13,593	11,950	47,134	44,853
Provision for income taxes	(5,084)	(4,102)	(17,360)	(16,837)
Minority interest in subsidiary	116	(160)	222	16

Net income	$8,625	$7,688	$29,996	$28,032

Diluted earnings per share	$0.35	$0.31	$1.22	$1.16

Diluted weighted average common shares outstanding	24,903,712	24,683,302	24,555,312	24,250,528

SYNNEX Corporation

Consolidated Balance Sheet

(in thousands)

	November 30,
	2003	2002
Assets
Current assets:
Cash and cash equivalent	$22,079	$15,503
Restricted cash	4,306	5,561
Short-term investments	3,832	3,830
Accounts receivable, net	263,944	221,432
Receivable from vendors, net	54,209	35,162
Receivable from affiliates	667	2,138
Inventories	360,686	261,498
Deferred income taxes	15,902	13,805
Other current assets	16,783	13,511

Total current assets	742,408	572,440

Property and equipment, net	23,938	25,295
Intangible assets	19,357	23,769
Deferred income taxes	708	529
Other assets	3,517	7,042

Total assets	$789,928	$629,075

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under term loans and lines of credit	$69,464	$19,685
Payable to affiliates	54,986	16,817
Accounts payable	343,071	269,608
Accrued liabilities	53,279	66,202
Income taxes payable	4,211	107

Total current liabilities	525,011	372,419

Long-term borrowings	8,134	38,714
Long-term liabilities	1,123	1,535
Deferred income taxes	260	579

Total liabilities	534,528	413,247

Commitments and contingencies	—	—

Minority interest	2,586	2,610

Shareholders’ equity:
Preferred stock	—	—
Common stock	22	22
Additional paid-in-capital	80,067	79,251
Unearned stock-based compensation	(202)	(753)
Accumulated other comprehensive income (loss)	7,373	(860)
Retained earnings	165,554	135,558

Total shareholders’ equity	252,814	213,218

Total liabilities and shareholders’ equity	$789,928	$629,075

Source: SYNNEX Corporation